Exhibit 99.3

PUT AGREEMENT

This PUT AGREEMENT (this “Agreement”), dated as of August 1, 2024 (the “Effective Date”), is by and among Scott and Theresa Beck, residents of the State of Colorado (collectively, “Beck”), Pearl Street Trust (“Pearl” and, collectively with Beck, “Obligors”), and Life Covenant Church, Inc., an Oklahoma not-for-profit corporation (the “Holder”). Each of Beck, Pearl, and the Holder is referred to herein as a “Party” and collectively they are referred to as the “Parties.” Capitalized terms used but not defined herein have the meaning given to such terms in the Seventh Amended and Restated Limited Liability Company Agreement of Gloo Holdings, LLC (“Gloo”), dated as of March 13, 2023, as amended, restated, modified, or supplemented from time to time (the “LLC Agreement”).

RECITALS

WHEREAS, Gloo and the Holder have entered into an Asset Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), whereby Gloo will issue to the Holder 416,667 units of Series A Preferred limited liability company membership interests of Gloo (the “Put Option Units”);

WHEREAS, as a material inducement to the Holder to enter into the Purchase Agreement, Obligors have agreed that, at any time during the twelve (12) month period commencing on the fifth (5th) anniversary of the Effective Date and ending on the sixth (6th) anniversary of the Effective Date (the “Put Period”), the Holder may require Obligors to purchase the Put Option Units (the “Put”) for an aggregate purchase price of $[•] (the “Put Price”); and

WHEREAS, Obligors and Holder desire to enter into this Agreement to more formally document the terms and conditions of the Put.

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.
Put Rights.

1.1. At any time during the Put Period, the Holder shall have the right, by delivery of a written notice of election to Obligors (such notice, the “Put Notice”) indicating that it desires to exercise the Put, to sell to Obligors, and to require Obligors, jointly and severally, to purchase from the Holder, all of the Put Option Units in exchange for the Put Price.

1.2. The closing of any purchase and sale of the Put Option Units held by the Holder shall take place within thirty (30) days following receipt of the Put Notice by Obligors (the “Closing”). At the Closing of the Put (i) the Parties shall enter a unit transfer agreement in substantially the form attached hereto as Exhibit A; (ii) the Holder shall deliver to Obligors the Put Option Units held by the Holder; and (iii) Obligors, jointly and severally, shall deliver to the Holder the Put Price by wire transfer of immediately available funds to an account designated by the Holder in writing.

1.3 Upon consummation of the purchase and sale of the Put Option Units at the Closing, Holder, on behalf of itself and its Affiliates will be deemed to have generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and discharged each Obligor, Gloo, and each of their respective Affiliates (collectively, the “Releasees”), from, and to have generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely waived and relinquished, each and all past, present, and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions, and causes of action of every kind and nature, including any unknown, unsuspected, or undisclosed claim that Holder or any of its Affiliates at such time may have had in the past, may then have, or may have in the future against any of the

Releasees, in each case to the extent arising out of or in connection with, or otherwise related to, the Put Option Units or the consummation of the Put transaction contemplated by this Agreement (each, a “Released Claim”). Holder hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any governmental entity or arbitrator against any Releasee based upon any Released Claim.

2.
Representation and Warranties. Beck, Pearl, and Holder hereby represent and warrant that:

2.1. Each of Beck, Pearl, and Holder (a) has the power and requisite authority to execute, deliver and perform this Agreement, (b) is fully authorized to, and has taken all action, necessary to authorize them to, execute, deliver and perform this Agreement and the transactions contemplated hereby (including the Put), and (c) is and will continue to be duly authorized to perform this Agreement and the transactions contemplated hereby (including the Put).

2.2. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions herein contemplated (including the Put), nor compliance with the terms and provisions hereof will contravene or conflict with: (i) any provision of law, statute or regulation to which such Party is subject, (ii) any judgment, license, order or permit applicable to such Party, or (iii) any contract, loan agreement, mortgage, deed of trust, line of credit or other agreement or instrument to which such Party is a party or by which they may be bound, or to which they may be subject. No consent, approval, authorization or order of any court or governmental authority or other Person is required in connection with the execution and delivery by such Party of this Agreement or to consummate the transactions contemplated hereby or thereby or to perform such Party’s obligations hereunder and thereunder. This Agreement is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

2.3. There is no action, proceeding, or investigation pending or, to the knowledge of Obligors, threatened or affecting any of Obligors, which may adversely affect Obligors’ ability to fulfill their obligations under this Agreement. There are no judgments or orders for the payment of money rendered against any Obligor (not paid or fully covered by insurance and as to which the relevant insurance company has not expressly denied coverage) that have been undischarged for a period of ten (10) or more consecutive days and the enforcement of which is not stayed by reason of a pending appeal or otherwise. No Obligor is in default under any agreement which may adversely affect that Obligor’s ability to fulfill its obligations under this Agreement.

3.
Further Assurances. Each of the Parties shall execute such documents and other instruments, obtain in a timely manner all necessary waivers, consents and approvals, effect all necessary registrations and filings, and take such further actions as may be required, to carry out the provisions hereof and perform this Agreement in compliance with applicable law.
4.
Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without respect to its principles of conflicts of laws. The Parties irrevocably submit to the jurisdiction of the Oklahoma County District Court with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the

Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the Parties (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 4.
5.
No Recourse. All liabilities and obligations arising out of this Agreement will be limited to the parties to this Agreement and, with respect to such parties, will be limited to the terms of this Agreement, and no Non-Recourse Party will have any liability or obligation hereunder or with respect to the transactions contemplated hereby, whether by the enforcement of any assessment or by any Action (whether in contract or in tort, in Law or in equity, through attempted piercing of the corporate, limited partnership or limited liability company veil, or otherwise), or by virtue of any applicable Law. “Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equity holders, controlling Persons, agents, representatives, affiliates, members, managers, general or limited partners, successors or assignees (or any former. current or future equity holder, controlling Person, agent, representative, affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing); provided, that, for the avoidance of doubt, no Party will be considered a Non-Recourse Party.
6.
Assignment. Neither this Agreement nor any of the rights or obligations of the parties hereunder may be transferred or assigned by any Party hereto, without the prior written consent of each other Party. Any attempted transfer or assignment in violation of this Section 6 shall be null and void ab initio.
7.
Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 7, each Party shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 7, in addition to any other remedy to which they are entitled at law or in equity.
8.
Miscellaneous. This Agreement may be modified or amended only with the prior written consent of the Parties. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement constitutes the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the subject matter of this Agreement. To the extent that the terms or conditions set forth in the LLC Agreement are inconsistent with the terms and conditions herein, the terms and conditions herein shall control. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. An electronic .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the maximum extent not held invalid or unenforceable.
9.
Notices. All notices, requests, demands consents and other communications shall be transmitted in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via email (without notice of delivery failure) prior to 5:00 pm Eastern Time on a business day, and otherwise on the next succeeding business day, or (c) on the business day after timely delivery to a nationally recognized overnight courier if next business day delivery is properly requested, to a Party as follows:

If to Obligors: Scott and Theresa Beck or

Pearl Street Trust

831 Pearl Street

Boulder, CO 80302

Attn: Scott Beck

Email: sbeck2@gloo.us

If to the Holder: Life Covenant Church, Inc.

4600 E. 2nd Street

Edmond, Oklahoma 73034

Attention: Kellie Laughlin

Email: kellie.laughlin@life.church

Any Party may change its address for the purpose of this Section 9 by giving the other Parties written notice of its new address in the manner set forth above.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

LIFE COVENANT CHURCH, INC.

By: /s/ Craig Groeschel
Name: Craig Groeschel

Title: President and Senior Pastor

/s/ Scott Beck

Scott Beck

/s/ Theresa Beck

Theresa Beck

PEARL STREET TRUST

By: /s/ Scott Beck

Name: Scott Beck

Title: Trustee

[Signature Page to Put Agreement]